Exhibit 99.1

Calidi Biotherapeutics Reports First Quarter 2025 Financial Results and Recent Operational Highlights

-	Bolstered management team with hires of Chief Executive Officer and Chief Medical Officer with deep biopharmaceutical experience

-	Announced selection of IL15-superagonist as first payload to be delivered into tumors with Calidi’s first lead candidate using its systemic antitumor virotherapy platform, Redtail; IND filing expected in the second half of 2026

-	IND cleared by FDA for CLD-201 clinical trial

SAN DIEGO, May 14, 2025 -- (Business Wire) -- Calidi Biotherapeutics Inc. (NYSE American: CLDI) (“Calidi”), a clinical-stage biotechnology company pioneering the development of systemic oncolytic targeted immunotherapies with the potential to deliver genetic payloads, today reported its first quarter 2025 operating and financial results and reviewed recent business highlights.

“We are extremely excited about the progress at Calidi,” said Eric Poma, PhD, CEO of Calidi Biotherapeutics. “We believe our systemic antitumor virotherapy platform, Redtail, with its ability to protect virus from immune clearance and induce tumor lysis and the delivery of potent therapeutic proteins to metastatic sites, will be a substantial breakthrough in the field of oncolytic viruses and tumor-targeted gene therapies. We look forward to leveraging our scientific, operational and capital markets experience to continue building on Calidi’s strong platforms.”

First Quarter 2025 and Recent Corporate Developments

-	CEO transition to Eric Poma, PhD. Dr. Poma brings more than 30 years of experience in the biopharmaceutical industry, with a strong record of capital fundraising, big pharma collaboration agreements, and clinical program development. Prior to joining Calidi, Dr. Poma served as CEO of Molecular Templates (NASDAQ: MTEM), where he raised over $250 million in equity financing and secured over $150 million in strategic capital through agreements with Takeda, Vertex and BMS. Dr. Poma received a Ph.D. in Microbiology and Immunology from the University of North Carolina at Chapel Hill, an M.B.A. from the Leonard N. Stern School of Business and a Bachelor of Science in Biology from the University of North Carolina at Chapel Hill.

-	Appointed Guy Travis Clifton, MD, as Chief Medical Officer, Consultant and Advisor. Dr. Clifton is a practicing surgical oncologist with over 17 years of experience in drug development, early phase and translational clinical trials, and cancer immunotherapy. Since 2013, he has served as a practicing surgical oncologist in the US Army. He also served as the Chief Medical Officer and co-founder of Parthenon Therapeutics / Incendia Therapeutics from October 2020 to August 2024. Dr. Clifton received his Bachelor of Science in Chemistry from the United States Military Academy, West Point, and Doctor of Medicine from Vanderbilt University; completed his residency in General Surgery from the Brooke Army Medical Center; and fellowship in General Surgical Oncology at the University of Texas, MD Anderson Cancer Center.

-	New preclinical data surrounding Calidi’s systemic antitumor virotherapy, Redtail, presented at the American Association for Cancer Research (AACR) Annual Meeting on April 27, 2025, in Chicago, IL., including IL15 superagonist as the first payload to be delivered into tumors. IL15 superagonist is a potent cytokine capable of generating robust and durable immune responses against tumors. The enveloped vaccinia virus is engineered for immune evasion and tumor targeting. Once within the tumor, these viruses exert a multimodal mechanism of action, including direct killing of tumor cells, induction of antitumor immunity, and delivery of transient, non-integrating genetic payload. The systemic administration of the enveloped virus allows Calidi to target metastatic disease patients with high unmet need.

-	The U.S. Food and Drug Administration (FDA) cleared Calidi’s Investigational New Drug (IND) application for CLD-201. This investigational, allogeneic stem cell-based immunotherapy is set to advance into clinical development for the treatment of solid tumors in adults, focusing on breast cancer, head & neck cancer and soft tissue sarcoma. With non-dilutive funding support from the California Institute of Regenerative Medicine (CIRM), the IND application included preclinical data demonstrating the potential of CLD-201 to evade viral inactivation by the patient’s immune system and effectively target and kill cancer cells. CLD-201 is a one-of-a-kind product that has never been manufactured before using adipose tissue-derived stem cells in combination with oncolytic vaccinia virus, demonstrating Calidi’s manufacturing know-how.

First Quarter 2025 Financial Results

The company reported a net loss attributable to common stockholders of $5.0 million, or $0.18 per share, for the three months ended March 31, 2025, compared to a net loss attributable to common stockholders of $7.2 million, or $2.03 per share, for the same period in 2024.

Research and development expenses were $2.4 million for the three months ended March 31, 2025, compared to $2.7 million for the comparable period in 2024.

General and administrative expenses were $2.6 million for the three months ended March 31, 2025, compared to $4.0 million for the comparable period in 2024.

The company had approximately $10.6 million in cash and $0.2 million in restricted cash as of March 31, 2025, compared to $9.6 million in cash and $0.2 million in restricted cash as of December 31, 2024.

About Calidi Biotherapeutics

Calidi Biotherapeutics (NYSE American: CLDI) is a clinical-stage immuno-oncology company pioneering the development a new generation of targeted immunotherapies. The company’s proprietary Redtail platform features an engineered enveloped oncolytic virus designed for systemic delivery and targeting of metastatic sites. This advanced enveloped technology is intended to shield the virus from immune clearance, allowing virotherapy to effectively reach tumor sites, induce tumor lysis, and deliver potent gene therapies to metastatic locations.

The lead candidate from the Redtail platform, currently in IND-enabling studies, targets non-small cell lung cancer, ovarian cancer, and other tumor types with high unmet medical need. Additionally, Calidi is developing protected virotherapies, in clinical-stage, for intratumoral and localized administration, focusing on a subset of injectable cancer indications.

Calidi Biotherapeutics is headquartered in San Diego, California. For more information, please visit www.calidibio.com.

Forward-Looking Statements

This press release may contain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “towards,” “would” as well as similar terms, are forward-looking in nature, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements concerning upcoming key milestones (including the reporting of interim clinical results and the dosing of patients), planned clinical trials, and statements relating to the safety and efficacy of Calidi’s therapeutic candidates in development. Any forward-looking statements contained in this discussion are based on Calidi’s current expectations and beliefs concerning future developments and their potential effects and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth or implied in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that Calidi is not able to raise sufficient capital to support its current and anticipated clinical trials, the risk that early results of clinical trials do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive review of the data, and as more patient data becomes available, the risk that Calidi may not receive FDA approval for some or all of its therapeutic candidates. Other risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Registration Statements filed with the SEC on (i) Form S-4 filed on August 2, 2023 and the corresponding prospectus filed on August 4, 2023, and (ii) on Form S-1 filed on April 15, 2024, and the Company’s periodic reports filed with the SEC Form 10-K filed on March 31, 2025. These reports may be amended or supplemented by other reports we file with the SEC from time to time.

Contacts:

For Investors and Media:

Dave Gentry, CEO

RedChip Companies, Inc.

1-407-644-4256

CLDI@redchip.com

CALIDI BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except for par value data)

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$10,561	$9,591
Prepaid expenses and other current assets	928	636
Total current assets	11,489	10,227
NONCURRENT ASSETS
Machinery and equipment, net	795	869
Operating lease right-of-use assets, net	2,636	2,934
Other noncurrent assets	144	152
TOTAL ASSETS	$15,064	$14,182
LIABILITIES AND TOTAL EQUITY
CURRENT LIABILITIES
Accounts payable	$1,198	$2,072
Related party accounts payable	7	2
Accrued expenses and other current liabilities	1,732	1,858
Related party accrued expenses and other current liabilities	36	480
Term notes payable, net of discount, including accrued interest	—	251
Related party term notes payable, net of discount, including accrued interest	1,132	2,702
Related party bridge loan payable, including accrued interest	—	223
Related party other current liability	—	638
Finance lease liability, current	69	66
Operating lease right-of-use liability, current	1,252	1,204
Total current liabilities	5,426	9,496
NONCURRENT LIABILITIES
Operating lease right-of-use liability, noncurrent	1,523	1,845
Finance lease liability, noncurrent	129	145
Promissory note	600	600
Warrant liability	81	119
Related party warrant liability	6	9
TOTAL LIABILITIES	7,765	12,214
TOTAL EQUITY	7,299	1,968
TOTAL LIABILITIES AND TOTAL EQUITY	$15,064	$14,182

CALIDI BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2025	2024
	(Unaudited)
OPERATING EXPENSES
Research and development	$(2,425)	$(2,743)
General and administrative	(2,637)	(4,009)
Total operating expense	(5,062)	(6,752)
Loss from operations	(5,062)	(6,752)
OTHER INCOME (EXPENSES), NET
Interest expense	(34)	(98)
Interest expense – related party	(38)	(155)
Change in fair value of other liabilities and derivatives	32	(198)
Change in fair value of other liabilities and derivatives – related party	3	(1)
Grant income	50	—
Other expense, net	(10)	(17)
Total other income (expenses), net	3	(469)
LOSS BEFORE INCOME TAXES	(5,059)	(7,221)
Income tax provision	(3)	(4)
NET LOSS	$(5,062)	$(7,225)
Net loss attributable to noncontrolling interest	(76)	—
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	(4,986)	(7,225)
Net loss per share; basic and diluted	$(0.18)	$(2.03)
Weighted average common shares outstanding; basic and diluted	27,086	3,555